Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	David G. Mee
615 J.B. Hunt Corporate Drive		Executive Vice President,
Lowell, Arkansas 72745		Finance/Administration
(NASDAQ: JBHT)		and Chief Financial Officer
(479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR BOTH THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2014

■ Fourth quarter 2014 Revenue:	$1.61 billion; up 9%
■ Fourth quarter 2014 Operating Income:	$182.9 million; up 19%
■ Fourth quarter 2014 EPS:	93 cents vs. 77 cents; up 21%

■ Full Year 2014 Revenue:	$6.2 billion; up 10%
■ Full Year 2014 Operating Income:	$631.5 million; up 10%
■ Full Year 2014 EPS:	$3.16 vs. $2.87; up 10%

LOWELL, ARKANSAS, January 22, 2015 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced fourth quarter 2014 net earnings of $110 million, or diluted earnings per share of 93 cents vs. fourth quarter 2013 net earnings of $92 million, or 77 cents per diluted share.

Total operating revenue for the current quarter was $1.61 billion, compared with $1.47 billion for the fourth quarter 2013. Load growth of 6% in Intermodal (JBI) was the primary reason for a 5% increase in segment revenue. Dedicated Contract Services (DCS) segment revenue increased by 10%, primarily from the addition of new customer accounts and rate increases implemented in the current and earlier periods. Integrated Capacity Solutions (ICS) segment revenue increased by 36%, mostly from a higher load count and an increase in revenue per load. Truck (JBT) segment revenue increased 6% primarily from customer rate increases and a 2% increase in fleet size compared to a year ago. Current quarter total operating revenue, excluding fuel surcharges, increased 12% vs. the comparable quarter 2013.

Operating income for the current quarter increased to $182.9 million vs. $153.5 million for the fourth quarter 2013. The increase primarily reflects higher revenue in all business segments and the current benefit of rapidly falling fuel prices during the quarter, net of lower fuel surcharge revenue primarily in DCS and JBT. These benefits were partially offset by increased costs paid to hire and retain drivers; higher workers’ compensation and accident costs; and higher costs of equipment ownership.

Net earnings rose 20% to $110 million in the current quarter from $92 million in 2013, due to the increased operating income partially offset by higher net interest expense. Compared with the same period 2013, net interest expense in the current quarter increased approximately 16% on a higher average debt balance primarily from higher capital expenditures in the year. The annual and fourth quarter effective tax rates in 2014 were 38.01% and 37.79%, respectively. The annual and fourth quarter effective tax rates in 2013 were 38.15% and 38.23%, respectively.

Segment Information:

Intermodal (JBI)

■ Fourth quarter 2014 Segment Revenue:	$958 million; up 5%
■ Fourth quarter 2014 Operating Income:	$128.8 million; up 6%

JBI total volumes grew 6% over the same period in 2013. Inconsistent rail service and limited dray fleet capacity continued during the quarter. Eastern network loads increased 14% and transcontinental loads increased 1% compared to the fourth quarter 2013. Revenue increased 5%, reflecting volume growth of 6% and a 1% decrease in revenue per load which is the combination of freight mix, customer rate increases and fuel surcharges. Revenue per load excluding fuel surcharges increased 1% compared to a year ago.

Operating income for the quarter grew 6%. Benefits from customer rate increases, a smaller percentage of empty repositioning moves and a smaller percentage of outsourced dray usage were substantially offset by cost increases in rail and dray purchased transportation, driver recruiting and retention costs and insurance and claims costs. The current period ended with approximately 73,300 units of trailing capacity and approximately 4,700 power units in the dray fleet.

Dedicated Contract Services (DCS)

■ Fourth quarter 2014 Segment Revenue:	$363 million; up 10%
■ Fourth quarter 2014 Operating Income:	$37.0 million; up 25%

DCS revenue increased 10% during the current quarter over the same period 2013 primarily from rate increases implemented during the past 9 months and more activity at customer accounts. Revenue excluding fuel surcharges increased 11% compared to fourth quarter 2013. A net additional 473 revenue producing trucks were in the fleet by the end of the quarter compared to prior year primarily reflecting new contract implementations in the current and prior periods.

Operating income was up 25% from a year ago. The increase is primarily due to the increase in revenue, improved asset utilization, less reliance on outsourced power units and the current period benefit of rapidly declining fuel costs, but was partially offset by continued higher costs for driver hiring and retention, increased insurance and claims costs and higher workers’ compensation costs.

Integrated Capacity Solutions (ICS)

● Fourth Quarter 2014 Segment Revenue:	$197 million; up 36%
● Fourth Quarter 2014 Operating Income:	$9.1 million; up 158%

ICS revenue increased 36% in the current quarter vs. the fourth quarter 2013 mostly due to a 25% increase in load volume and a 9% increase in revenue per load. Both contractual and transactional business realized volume increases. Contractual business was approximately 66% of the total load volume but only 57% of the total revenue in the current quarter compared to 65% of the total load volume and 61% of the total revenue in fourth quarter 2013.

Operating income increased 158% over the same period in 2013 primarily from increased revenue and higher gross profit margin. Gross profit margin increased to 13.7% in the current period from 12.0% last year primarily from customer rate increases in contractual business and maintaining margin discipline in the transactional business. Personnel costs increased from the comparable period last year as we continued to on-board and train staff to expand our branch network. Total branches at the end of the period grew to 29 from 24 at the end of the same period in 2013. ICS’s carrier base increased 13% and the employee count increased 16% from a year ago.

Truck (JBT)

■ Fourth quarter 2014 Segment Revenue:	$ 96 million; up 6%
■ Fourth quarter 2014 Operating Income:	$ 8.1 million; compared to an Operating Loss of $1.0 million in 2013

JBT revenue for the current quarter increased 6% from the same period in 2013 on a 2% larger fleet size. Revenue excluding fuel surcharges increased 10% primarily from increased asset utilization, intentional freight mix change and core customer rate increases of approximately 9% compared to fourth quarter 2013. At the end of the period, JBT operated 1,886 tractors compared to 1,857 a year ago.

Operating income increased $9.1 million from fourth quarter 2013 levels. Favorable changes from increased rates per loaded mile, rapidly declining fuel prices and higher utilization of company owned assets were partially offset by increased driver and independent contract costs per mile, increased hiring costs and higher safety and insurance costs compared to fourth quarter 2013.

Cash Flow and Capitalization:

At December 31, 2014, we had total debt outstanding of $934 million on various debt instruments compared to $708 million at December 31, 2013 and $837 million at September 30, 2014.

Our net capital expenditures for 2014 approximated $660 million vs. $443 million in 2013. The increase in capital expenditures was primarily due to purchasing additional containers and chassis for JBI and additional and replacement tractors and trailers across all asset business units. At December 31, 2014, we had cash and cash equivalents of $6.0 million.

In the fourth quarter 2014, we purchased approximately 615,000 shares of our common stock for $50 million. At December 31, 2014, we had approximately $213 million remaining under our share repurchase authorizations.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2013. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31
	2014		2013
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,344,891		$1,202,168
Fuel surcharge revenues	264,620		272,108
Total operating revenues	1,609,511	100.0%	1,474,276	100.0%

Operating expenses
Rents and purchased transportation	802,284	49.8%	742,824	50.4%
Salaries, wages and employee benefits	338,888	21.1%	302,448	20.5%
Fuel and fuel taxes	101,467	6.3%	114,939	7.8%
Depreciation and amortization	78,386	4.9%	66,077	4.5%
Operating supplies and expenses	52,600	3.3%	52,782	3.6%
Insurance and claims	23,440	1.5%	16,400	1.1%
General and administrative expenses, net of asset dispositions	14,071	0.8%	11,884	0.8%
Operating taxes and licenses	10,279	0.6%	8,585	0.6%
Communication and utilities	5,191	0.3%	4,804	0.3%
Total operating expenses	1,426,606	88.6%	1,320,743	89.6%
Operating income	182,905	11.4%	153,533	10.4%
Net interest expense	5,583	0.4%	4,820	0.3%
Earnings before income taxes	177,322	11.0%	148,713	10.1%
Income taxes	67,016	4.1%	56,849	3.9%
Net earnings	$110,306	6.9%	$91,864	6.2%
Average diluted shares outstanding	118,078		118,960
Diluted earnings per share	$0.93		$0.77

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Twelve Months Ended December 31
	2014		2013
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$5,082,827		$4,527,238
Fuel surcharge revenues	1,082,614		1,057,333
Total operating revenues	6,165,441	100.0%	5,584,571	100.0%

Operating expenses
Rents and purchased transportation	3,085,276	50.0%	2,805,568	50.2%
Salaries, wages and employee benefits	1,290,404	20.9%	1,138,213	20.4%
Fuel and fuel taxes	453,919	7.4%	455,926	8.2%
Depreciation and amortization	294,496	4.8%	253,380	4.5%
Operating supplies and expenses	218,539	3.5%	202,700	3.6%
Insurance and claims	81,062	1.3%	55,158	1.0%
General and administrative expenses, net of asset dispositions	50,596	0.8%	45,469	0.8%
Operating taxes and licenses	38,796	0.7%	32,307	0.7%
Communication and utilities	20,811	0.4%	19,142	0.3%
Total operating expenses	5,533,899	89.8%	5,007,863	89.7%
Operating income	631,542	10.2%	576,708	10.3%
Net interest expense	26,941	0.4%	23,140	0.4%
Earnings before income taxes	604,601	9.8%	553,568	9.9%
Income taxes	229,809	3.7%	211,186	3.8%
Net earnings	$374,792	6.1%	$342,382	6.1%
Average diluted shares outstanding	118,445		119,404
Diluted earnings per share	$3.16		$2.87

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended December 31
	2014		2013
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$957,714	59%	$915,071	62%
Dedicated	362,966	23%	330,684	23%
Integrated Capacity Solutions	197,417	12%	145,293	10%
Truck	96,306	6%	91,213	6%
Subtotal	1,614,403	100%	1,482,261	101%
Intersegment eliminations	(4,892)	(0%)	(7,985)	(1%)
Consolidated revenue	$1,609,511	100%	$1,474,276	100%

Operating income

Intermodal	$128,767	70%	$121,523	79%
Dedicated	37,031	20%	29,532	19%
Integrated Capacity Solutions	9,092	5%	3,518	3%
Truck	8,079	5%	(1,041)	(1%)
Other (1)	(64)	(0%)	1	0%
Operating income	$182,905	100%	$153,533	100%

	Twelve Months Ended December 31
	2014		2013
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$3,687,444	60%	$3,456,164	62%
Dedicated	1,393,768	22%	1,231,342	22%
Integrated Capacity Solutions	718,076	12%	536,844	10%
Truck	385,603	6%	391,086	7%
Subtotal	6,184,891	100%	5,615,436	101%
Intersegment eliminations	(19,450)	(0%)	(30,865)	(1%)
Consolidated revenue	$6,165,441	100%	$5,584,571	100%

Operating income

Intermodal	$460,377	73%	$447,030	77%
Dedicated	117,243	18%	110,438	19%
Integrated Capacity Solutions	29,880	5%	15,693	3%
Truck	24,223	4%	3,658	1%
Other (1)	(181)	(0%)	(111)	(0%)
Operating income	$631,542	100%	$576,708	100%

      (1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended December 31
	2014	2013

Intermodal

Loads	439,565	415,601
Average length of haul	1,666	1,703
Revenue per load	$2,179	$2,202
Average tractors during the period *	4,697	4,084

Tractors (end of period)
Company-owned	3,916	3,448
Independent contractor	761	646
Total tractors	4,677	4,094

Net change in trailing equipment during the period	1,620	2,059
Trailing equipment (end of period)	73,298	65,979
Average effective trailing equipment usage	71,481	63,914

Dedicated

Loads	548,615	504,738
Average length of haul	174	179
Revenue per truck per week**	$4,184	$4,198
Average trucks during the period***	6,885	6,271

Trucks (end of period)
Company-owned	6,425	5,805
Independent contractor	7	10
Customer-owned (Dedicated operated)	448	592
Total trucks	6,880	6,407

Trailing equipment (end of period)	20,516	19,062
Average effective trailing equipment usage	21,589	20,099

Integrated Capacity Solutions

Loads	124,123	99,444
Revenue per load	$1,590	$1,461
Gross profit margin	13.7%	12.0%
Employee count (end of period)	582	503
Approximate number of third-party carriers (end of period)	39,100	34,600

Truck

Loads	89,877	89,663
Average length of haul	433	432
Loaded miles (000)	38,337	38,629
Total miles (000)	45,411	45,422
Average nonpaid empty miles per load	78.3	74.7
Revenue per tractor per week**	$4,086	$3,804
Average tractors during the period *	1,887	1,921

Tractors (end of period)
Company-owned	1,296	1,200
Independent contractor	590	657
Total tractors	1,886	1,857

Trailers (end of period)	7,215	6,828
Average effective trailing equipment usage	6,201	6,114

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Twelve Months Ended December 31
	2014	2013

Intermodal

Loads	1,700,374	1,593,511
Average length of haul	1,656	1,694
Revenue per load	$2,169	$2,169
Average tractors during the period *	4,502	3,916

Tractors (end of period)
Company-owned	3,916	3,448
Independent contractor	761	646
Total tractors	4,677	4,094

Net change in trailing equipment during the period	7,319	7,017
Trailing equipment (end of period)	73,298	65,979
Average effective trailing equipment usage	68,683	60,612

Dedicated

Loads	2,101,707	1,835,872
Average length of haul	177	190
Revenue per truck per week**	$4,098	$4,109
Average trucks during the period***	6,641	5,865

Trucks (end of period)
Company-owned	6,425	5,805
Independent contractor	7	10
Customer-owned (Dedicated operated)	448	592
Total trucks	6,880	6,407

Trailing equipment (end of period)	20,516	19,062
Average effective trailing equipment usage	20,927	19,229

Integrated Capacity Solutions

Loads	453,410	388,987
Revenue per load	$1,584	$1,380
Gross profit margin	13.0%	11.8%
Employee count (end of period)	582	503
Approximate number of third-party carriers (end of period)	39,100	34,600

Truck

Loads	370,555	386,875
Average length of haul	411	431
Loaded miles (000)	151,725	165,543
Total miles (000)	179,036	194,046
Average nonpaid empty miles per load	71.8	73.3
Revenue per tractor per week**	$4,068	$3,828
Average tractors during the period*	1,868	2,007

Tractors (end of period)
Company-owned	1,296	1,200
Independent contractor	590	657
Total tractors	1,886	1,857

Trailers (end of period)	7,215	6,828
Average effective trailing equipment usage	5,891	6,877

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$5,961	$5,831
Accounts Receivable	653,795	568,519
Prepaid expenses and other	201,743	105,853
Deferred income taxes	18,631	-
Total current assets	880,130	680,203
Property and equipment	3,719,757	3,259,814
Less accumulated depreciation	1,237,225	1,147,610
Net property and equipment	2,482,532	2,112,204
Other assets	34,455	26,997
	$3,397,117	$2,819,404

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$250,000	$250,000
Trade accounts payable	325,838	305,465
Claims accruals	96,719	68,221
Accrued payroll	80,547	72,063
Other accrued expenses	17,966	14,062
Deferred income taxes	-	2,485
Total current liabilities	771,070	712,296

Long-term debt	683,539	458,417
Other long-term liabilities	59,561	58,274
Deferred income taxes	678,424	577,965
Stockholders' equity	1,204,523	1,012,452
	$3,397,117	$2,819,404

Supplemental Data
(unaudited)

	December 31, 2014	December 31, 2013

Actual shares outstanding at end of period (000)	116,575	117,241

Book value per actual share outstanding at end of period	$10.33	$8.64

	Twelve Months Ended December 31
	2014	2013

Net cash provided by operating activities (000)	$646,779	$574,351

Net capital expenditures (000)	$659,710	$442,504